Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Tuesday, May 9, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR FIRST QUARTER 2006
MINNEAPOLIS, May 9, 2006 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the first quarter ended April 2, 2006. Revenue for the three months ended April 2, 2006 totaled $6.6 million compared to $4.1 million for the three months ended April 3, 2005. Earnings from operations were $10.2 million for the first quarter of 2006 compared to a loss from operations of $2.8 million for the first quarter of 2005. Net earnings for the quarter ended April 2, 2006 were $11.7 million and basic and diluted earnings were $0.52 per share and $0.48 per share, respectively. This compares with a net loss of $2.1 million, and basic and diluted losses of $0.10 per share in the prior year period.
Revenues for both quarters were derived primarily from the operations of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”), primarily from television license fees related to the World Poker Tour television series (“WPT”). The increase in revenues was primarily the result of the delivery of six WPT episodes and one Professional Poker Tour episode (“PPT”) during the first quarter of 2006, versus five WPT episodes during the first quarter of 2005. During the first quarter of 2006, WPTE and the Travel Channel entered into an agreement to air WPTE’s PPT television series. The PPT features a series of invitation-only tournaments that are limited to the highest-ranked players in the world. The PPT is expected to begin airing in the 3rd quarter of 2006. Also contributing to the increase in revenues were WPTE online gaming revenues of approximately $0.9 million during the first quarter of 2006. There were no online gaming revenues during the first quarter of 2005.
Net unrealized gains on notes receivable were $15.5 million and $2.8 million for the three months ended April 2, 2006 and April 3, 2005, respectively, related to the adjustment to fair value of the Company’s notes receivable from Indian tribes. The increase in unrealized gains of approximately $12.7 million related primarily to increased probability of opening for the casino development projects with the Pokagon Band of Potawatomi Indians in New Buffalo, Michigan (“Pokagon Band”) and with the

Jamul Indian Village near San Diego, California, due to favorable events occurring during the first quarter of 2006. In April 2006, the Company received a cash payment of approximately $2.6 million from the Kickapoo Traditional Tribe of Texas (“Kickapoo Tribe”) related to a note receivable that was fully written down in November 2005 at the time that the Kickapoo Tribe and Lakes terminated their business relationship. Accordingly, the note was revalued at $2.6 million as of April 2, 2006, and a gain of that amount recognized in the first quarter of 2006 which also contributed to the increase in unrealized gains on notes receivable during the current year quarter.
Selling, general and administrative expenses were $9.2 million for the first quarter of 2006, compared to $6.5 million for the first quarter of 2005. The increase of approximately $2.7 million was primarily due to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee and director stock options and stock purchases based on estimated fair values. For the three months ended April 2, 2006, share-based compensation expense recognized under SFAS 123(R) consisted of stock-based compensation expense related to employee and director stock options and employee and director stock purchases of approximately $2.2 million, of which approximately $1.5 million related to WPTE and $0.7 million related to Lakes. There was no share-based compensation expense related to employee and director stock options and stock purchases recognized during the three months ended April 3, 2005. The remaining increase in selling, general and administrative expenses in the first quarter of 2006 as compared to the first quarter of 2005 was due primarily to additional headcount related costs.
WPTE’s production costs were $2.4 million for the three months ended April 2, 2006 compared to $3.2 million for the three months ended April 3, 2005. It is WPTE’s policy to expense production costs if a firm commitment or an executed distribution agreement is not in place. With the agreement to broadcast the PPT completed in January 2006, WPTE began capitalizing ongoing costs incurred associated with the production of the show during the first quarter of 2006, and will expense those costs as episodes are delivered to the Travel Channel. During 2005 all production costs associated with the PPT were expensed as incurred resulting in higher production costs during the prior year period.
Other income was $5.5 million in the first quarter of 2006 compared to $0.5 million in the first quarter of 2005. Other income in the 2006 period included a gain on sale of securities of $5.7 million related to a sale of 630,000 shares of common stock of PokerTek, Inc. (“PokerTek”) held by WPTE, at a price per share equal to $9.03. WPTE had a minimal basis in the PokerTek stock.
Also during the first quarter of 2006, Lakes settled a short-swing profit matter, which resulted in a payment to Lakes of approximately $2.8 million. This settlement did not impact Lakes’ earnings.
Lyle Berman, Chief Executive Officer of Lakes, stated “The first quarter of 2006 was very positive for Lakes. We are very pleased with the January 2006 Federal Court ruling in favor of the Pokagon casino in Michigan which resulted in land being placed into trust by the BIA for the Pokagon Band, as well as the March 2006 NIGC approval of our management agreement with the Pokagon Band. We are working diligently to finalize financing of the Pokagon project so that casino construction can begin – which we expect to occur during June of 2006.” Mr. Berman continued, “During the first quarter we signed a development, financing and services agreement with the Jamul Indian Village in California. We are working on the architectural plans for this project and anticipate beginning construction within the next twelve months. We also continue to focus on our remaining Indian-owned casino projects and are working to obtain all necessary approvals, so that construction can begin at the earliest possible date.”
Tim Cope, President and Chief Financial Officer of Lakes, stated “We are very excited about the progress that was made for our Company during the first quarter of 2006. During the first quarter our common stock was re-listed on NASDAQ after successfully resolving all issues with the SEC during 2005.” Mr. Cope continued, “During February 2006, we closed on a $50 million financing facility with an affiliate of Prentice Capital Management, LP. An initial draw of $25 million was made under the facility. Approximately $10 million of the initial draw was used to repay in full our 2005 loan from the Lyle Berman Family Partnership. We continue to explore additional financing alternatives to fund our operational and development needs. We anticipate beginning the construction phase of various projects during 2006 and are looking forward to successfully opening and operating these casino projects with our Tribal partners.”

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to,; need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
April 2, 2006 and January 1, 2006
(In thousands)

	April 2, 2006	January 1, 2006
	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents (balance includes $3.7 million and $1.7 million of WPT Enterprises, Inc. cash)	$19,329	$9,912
Short-term investments (balance includes $35.9 million and $26.7 million of WPT Enterprises, Inc. short-term investments)	35,907	26,735
Accounts receivable, net of allowance of $0.1 million and $0.1 million	2,633	3,072
Prepaid expenses	991	614
Other current assets	2,606	2,130

Total current assets	61,466	42,463

Property and equipment, net	13,621	13,451

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	105,402	87,062
Land held for development	16,248	16,248
Intangible assets related to acquisition of management contracts, net	48,528	46,088
Other	4,807	3,360

Total long-term assets related to Indian casino projects	174,985	152,758

Other assets:
Investments	5,395	10,640
Deferred tax asset	5,883	6,852
Debt issuance costs, net of amortization of $0.1 million and $0.0 million	2,611	19
Other long-term assets	4,502	4,427

Total other assets	18,391	21,938

Total Assets	$268,463	$230,610

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$9,183	$8,394
Income taxes payable	11,353	10,933
Accrued payroll and related costs	790	1,125
Deferred revenue	9,400	5,150
Other accrued expenses	2,326	2,159

Total current liabilities	33,052	27,761

Long-term Liabilities:
Long-term debt, related party	—	10,000
Long-term debt, other, net of unamortized discount of $4.5 million and $0.0 million	20,411	—

Long-term liabilities	20,411	10,000

Total Liabilities	53,463	37,761

Commitments and Contingencies

Minority interest in subsidiary	15,133	14,466

Shareholders’ Equity:
Series A preferred stock, $.01 par value; authorized 7,500,000 shares; 4,457,751 and 0 issued and outstanding at April 2, 2006 and January 1, 2006, respectively	45	—
Common stock, $.01 par value; authorized 200,000 shares; 22,850 and 22,300 common shares issued and outstanding at April 2, 2006, and January 1, 2006, respectively	228	223
Additional paid-in capital	169,298	154,301
Retained earnings	25,093	13,410
Accumulated other comprehensive income	5,203	10,449

Total shareholders’ equity	199,867	178,383

Total Liabilities and Shareholders’ Equity	$268,463	$230,610

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings (Loss)
Three months ended April 2, 2006 and April 3, 2005
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 2, 2006	April 3, 2005
Revenues:
License fee income	$4,677	$3,463
Host fees, sponsorship and other	1,954	641

Total Revenues	6,631	4,104

Costs and Expenses:
Selling, general and administrative	9,176	6,463
Production costs	2,420	3,187
Depreciation and amortization	269	92

Total Costs and Expenses	11,865	9,742

Net unrealized gain on notes receivable	15,476	2,836

Earnings (Loss) From Operations	10,242	(2,802)

Other Income (Expense):
Interest income	433	449
Interest expense, related party	(137)	—
Interest expense, other	(531)	—
Realized gain on sale of investment	5,675	—
Other	78	—

Total other income, net	5,518	449

Earnings (loss) before income taxes, equity in earnings of unconsolidated investees and minority interest in net earnings (loss) of subsidiary	15,760	(2,353)
Income taxes	2,710	355

Earnings (loss) before equity in earnings of unconsolidated investees and minority interest in net earnings (loss) of subsidiary	13,050	(2,708)
Equity in earnings of investees, net of tax	—	13
Minority interest in net (earnings) loss of subsidiary	(1,367)	576

Net earnings (loss)	$11,683	($2,119)

Earnings (loss) per share — basic	$0.52	($0.10)

Earnings (loss) per share — diluted	$0.48	($0.10)

Weighted average common shares outstanding — basic	22,406	22,267

Dilutive effect of common stock equivalents	1,709	—

Weighted average common shares outstanding — diluted	24,115	22,267